Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Extreme Networks, Inc.
Investor Relations	Public Relations
408/579-3030	408/579-3483
investor_relations@extremenetworks.com	gcross@extremenetworks.com

EXTREME NETWORKS ADOPTS TAX BENEFIT PRESERVATION

AMENDMENT TO RIGHTS PLAN

SANTA CLARA, Calif.; July 1, 2010 – Extreme Networks, Inc. (Nasdaq: EXTR) today announced that its Board has adopted an amendment to the Company’s Rights Plan designed to preserve net operating losses for future use. Extreme Networks can utilize its net operating losses in certain circumstances to offset taxable income and reduce its federal income tax liability.

The company currently has approximately $259.2M of net operating losses. “We believe preserving the full value of this asset is important to the company and our stockholders” said Bob Corey, Acting Chief Executive Officer. “The action the Board took is relatively short-term since the Plan expires on April 27, 2011”.

The company’s ability to use these tax attributes would be substantially limited if there were an “ownership change” as defined under Section 382 of the Internal Revenue Code. In general, an ownership change would occur if “5% shareholders,” as defined under Section 382, collectively increase their ownership in Extreme Networks by more than 50 percentage points over a rolling three-year period.

As a result of this amendment, the Company’s Rights Plan is now similar to tax benefit preservation plans adopted by many other public companies with significant net operating losses. Under the amendment, a person would become an “Acquiring Person” as defined in the plan if such person acquires 4.95% of the then outstanding common stock. The amendment grandfathers any person who currently owns greater than 4.95% of outstanding common stock, but such persons would become an Acquiring Person if they acquire 0.5% more common stock.

If a person becomes an Acquiring Person, such person may experience substantial dilution to its holdings through the exercise of Rights by the holders of Rights or the exchange, if determined by the Board, of Rights for common stock.

The Board will evaluate at a later date whether it is in stockholders’ interests to adopt a tax preservation plan with a longer term, based upon various facts, including the Company’s tax situation at the time.

Additional information regarding the amendment to Rights Plan will be contained in a Form 8-K that Extreme Networks is filing with the Securities and Exchange Commission.

Extreme Networks, Inc.

Extreme Networks provides converged Ethernet network infrastructure that support data, voice and video for enterprises and service providers. Extreme Networks’ network solutions feature high performance, high availability and scalable switching solutions that enable organizations to address real-world communications challenges and opportunities. Operating in more than 50 countries, Extreme Networks provides wired and wireless secure LANs, data center infrastructure and Service Provider Ethernet transport solutions that are complemented by global, 24x7 service and support. For more information, visit: http://www.extremenetworks.com

Extreme Networks is either a registered trademark or trademark of Extreme Networks, Inc. within the United States and other countries.

Except for the historical information contained herein, the matters set forth in this press release, including without limitation statements regarding Extreme Networks’ expectations regarding financial performance are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date. Because such statements deal with future events, they are subject to risks and uncertainties, including network design and actual results of use of the product in different environments. We undertake no obligation to update the forward-looking information in this release. Other important factors which could cause actual results to differ materially are contained in Extreme Networks’ 10-Qs and 10-Ks which are on file with the Securities and Exchange Commission. http://www.sec.gov